Exhibit 99.1

URBAN OUTFITTERS, INC.

First Quarter Results

Philadelphia, PA – May 20, 2013

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Record Sales and a 39% Increase in Earnings

PHILADELPHIA, PA, May 20, 2013 - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands, today announced net income of $47 million for the three months ended April 30, 2013. Earnings per diluted share were $0.32 for the quarter.

Total Company net sales for the first quarter of fiscal 2014 increased to a record $648 million or 14% over the same quarter last year. Comparable retail segment net sales, which include our comparable direct-to-consumer channel, increased 9%. Comparable retail segment net sales increased 44% at Free People, 8% at Anthropologie and 6% at Urban Outfitters. Wholesale segment net sales rose 16%.

“Our brands delivered solid growth across all channels in the first quarter, especially in our direct-to-consumer channel,” said Chief Executive Officer, Richard A. Hayne. “Our focus on the direct-to-consumer channel has paid off nicely and we plan to continue to make the investments necessary to support its robust growth,” finished Mr. Hayne.

Net sales by brand and segment for the three month periods were as follows:

	Three Months Ended
	April 30,
	2013	2012
Net sales by brand
Urban Outfitters	$292,790	$266,390
Anthropologie	265,068	235,118
Free People	83,324	61,672
Other	6,995	5,750

Total Company	$648,177	$568,930

Net sales by segment
Retail Segment	$611,971	$537,746
Wholesale Segment	36,206	31,184

Total Company	$648,177	$568,930

For the three months ended April 30, 2013, the gross profit rate improved by 125 basis points versus the prior year’s comparable period. The improvement in gross profit rate was primarily due to a reduction in merchandise markdowns primarily driven by improvements at the Anthropologie brand. We also improved our initial merchandise margins and leveraged store occupancy expenses. These improvements were partially offset by a deleveraging of delivery expense primarily related to an increase in direct-to-consumer net sales penetration.

As of April 30, 2013, total inventories increased by $26 million, or 9%, on a year-over-year basis. The growth in total inventories is primarily related to the acquisition of inventory to stock new and non-comparable stores. Comparable retail segment inventories increased 1% driven primarily by additional inventory to fuel our strong direct-to-consumer growth rate.

For the three months ended April 30, 2013, selling, general and administrative expenses, expressed as a percentage of net sales, decreased by 70 basis points compared to the prior year period. The leverage was primarily due to improvements in direct store controllable and selling support expenses driven by the strong positive retail segment sales.

During the three months ended April 30, 2013, the Company opened a total of seven new stores including: three Free People stores, two Urban Outfitters stores and two Anthropologie stores, and closed one Urban Outfitters store.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 216 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 182 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores, 80 Free People stores in the United States and Canada, catalogs and websites; 2 BHLDN stores and a website and 2 Terrain garden centers and a website, as of April 30, 2013.

Management’s first quarter commentary is located on our website at www.urbanoutfittersinc.com. A conference call will be held today to discuss first quarter results and will be webcast at 5:00 pm. EDT at: http://www.media-server.com/m/p/mtijqm4n

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from the continuing worldwide economic downturn and related debt crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended April 30,
	2013	2012

Net sales	$648,177	$568,930
Cost of sales	409,368	366,451

Gross profit	238,809	202,479
Selling, general and administrative expenses	165,843	149,564

Income from operations	72,966	52,915
Other income, net	(129)	299

Income before income taxes	72,837	53,214
Income tax expense	25,779	19,257

Net income	$47,058	$33,957

Net income per common share:
Basic	$0.32	$0.24
Diluted	$0.32	$0.23

Weighted average common shares and common share equivalents outstanding:
Basic	146,289,751	144,709,199
Diluted	148,799,056	145,568,667

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%
Cost of sales	63.2%	64.4%

Gross profit	36.8%	35.6%
Selling, general and administrative expenses	25.5%	26.3%

Income from operations	11.3%	9.3%
Other income, net	(0.1%)	0.1%

Income before income taxes	11.2%	9.4%
Income tax expense	3.9%	3.4%

Net income	7.3%	6.0%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	April 30, 2013	January 31, 2013	April 30, 2012

ASSETS
Current assets:
Cash and cash equivalents	$273,464	$245,327	$130,462
Marketable securities	214,938	228,486	117,056
Accounts receivable, net of allowance for doubtful accounts of $1,274, $1,681 and $1,799, respectively	48,868	39,519	43,882
Inventories	325,471	282,411	299,750
Prepaid expenses, deferred taxes and other current assets	91,829	76,541	84,738

Total current assets	954,570	872,284	675,888

Property and equipment, net	721,872	733,416	711,932
Marketable securities	149,771	149,585	91,231
Deferred income taxes and other assets	43,190	41,926	76,293

Total Assets	$1,869,403	$1,797,211	$1,555,344

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$128,528	$99,059	$117,806
Accrued expenses, accrued compensation and other current liabilities	121,506	151,136	137,398

Total current liabilities	250,034	250,195	255,204

Deferred rent and other liabilities	193,468	192,428	187,819

Total Liabilities	443,502	442,623	443,023

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 146,813,217, 146,015,767 and 144,808,807 issued and outstanding respectively	15	15	15
Additional paid-in-capital	74,618	48,276	5,971
Retained earnings	1,362,137	1,315,079	1,111,722
Accumulated other comprehensive loss	(10,869)	(8,782)	(5,387)

Total Shareholders’ Equity	1,425,901	1,354,588	1,112,321

Total Liabilities and Shareholders’ Equity	$1,869,403	$1,797,211	$1,555,344